EXHIBIT 99.2

Worthington Industries Implements Leadership Succession Plan, Names Andy Rose CEO, Effective Sept. 1; John McConnell to Serve as Executive Chairman

COLUMBUS, Ohio, June 24, 2020 (GLOBE NEWSWIRE) -- The Board of Directors of Worthington Industries, Inc. (NYSE:WOR) today announced that B. Andrew (Andy) Rose, the Company’s President, will become President and Chief Executive Officer (CEO), effective Sept. 1, 2020, succeeding long-time Chairman and CEO John P. McConnell who will remain with the Company as Executive Chairman.

“It has been my privilege to lead the Company my father founded for over 27 years,” said McConnell.  “Andy has been a member of our leadership team for the last 11 years, and I am confident that he will carry our people-first Philosophy forward and lead Worthington through its next phase of growth. Together, we have built a dynamic leadership team that will successfully drive us into the future.”

As executive chairman, McConnell will continue to work with Rose, the executive team and the board to develop Company strategy and help identify value-enhancing strategic initiatives including acquisitions, joint ventures and strategically important relationships.

Rose, who was named Company president in 2018, added, “It is a tremendous honor to become CEO of Worthington Industries. I am grateful to have had the opportunity to work closely with John for more than a decade.  Through his leadership, I have learned the value that people bring to an organization, given the right environment.  I look forward to continuing to work with John and our strong leadership team to preserve our unique culture guided by our Philosophy and deliver solid returns for our shareholders.”

Rose, 50, was named president of Worthington in 2018.  He joined the Company in 2008 as vice president and chief financial officer when the Company and the country were deep in the Great Recession.  Rose helped preserve liquidity and financial stability and guide the Company through that challenge.  In 2014, he was promoted to executive vice president and CFO and has been instrumental in advancing the Company’s financial and capital allocation strategies.  Before joining Worthington, Rose was a senior investment professional of a public investment company and partner and co-founder of Peachtree Equity Partners, a private equity fund backed by Goldman Sachs.

John Blystone, lead director of Worthington’s Board of Directors, said, “Andy’s financial acumen and deep understanding of the business earned him the respect of the board, our employees and the investment community.  The board expects a seamless and effective transition as John has been thorough in his succession planning.” Blystone continued, “John’s steadfast leadership has served as the Company’s true north, keeping to its principles while encouraging the Company to evolve and grow, ever focused on meeting the needs of customers while increasing shareholder value.”

McConnell, 66, began his career at Worthington in 1975 as a general laborer, later working in sales and operations with increasing responsibility.  He was instrumental in administering the Company’s highly recognized employee-focused policies as head of personnel, including the Company’s focus on health and wellness that featured the opening of an onsite fitness center in 1985 and onsite medical center and pharmacy for employees and their families in 1994.

As CEO, McConnell streamlined Worthington’s focus on steel-related businesses, expanded the Company’s global footprint and enhanced its joint venture strategy, significantly growing profitability.  Perhaps McConnell’s greatest achievement is the Transformation Plan, implemented in 2007, that positioned the Company to emerge from the Great Recession with expanded market share and profitability, and these efforts continue to be a key driver of the Company’s success.  Under his leadership, the Company pioneered the use of futures for hedging steel.  Over the last 10 years, Worthington has expanded its business by completing 20 acquisitions, including the largest acquisition in its history in 2017.  McConnell’s commitment to shareholders is evidenced by the Company paying a quarterly dividend ever since becoming a public company more than 50 years ago and increasing the dividend for 10 consecutive years.

About Worthington Industries
Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 56 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 7,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/33730a86-daec-4802-945f-fc9bc78f9918